Filed Pursuant to Rule 424(b)(5)
                                                             File No. 333-110771


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 9, 2003)

                               119,385,000 SHARES

                               [Graphic Omitted]

                            GENERAL ELECTRIC COMPANY
                                  COMMON STOCK

                            -------------------------

General Electric Company is offering 119,385,000 shares of its common stock.

                            -------------------------

Our common stock is listed on the New York Stock Exchange under the symbol "GE". On March 8, 2004, the last reported sale price of the common stock on the New York Stock Exchange was $31.83 per share.

                            -------------------------
                              PRICE $31.83 A SHARE
                            -------------------------

                                                                 UNDERWRITING          PROCEEDS TO
                                                                 DISCOUNTS AND      GENERAL ELECTRIC
                                            PRICE TO PUBLIC       COMMISSIONS            COMPANY
                                            ---------------      --------------     ----------------
Per Share..............................         $31.83              $0.3183             $31.5117
Total..................................     $3,800,024,550        $38,000,245        $3,762,024,305

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE UNDERWRITERS EXPECT TO DELIVER THE SHARES AGAINST PAYMENT IN NEW YORK, NEW YORK ON OR ABOUT MARCH 12, 2004.

                            -------------------------
MORGAN STANLEY       CITIGROUP          GOLDMAN, SACHS & CO.            JPMORGAN

                            -------------------------

BANC OF AMERICA SECURITIES LLC
             BNP PARIBAS
                         CREDIT SUISSE FIRST BOSTON
                                     DEUTSCHE BANK SECURITIES
                                                 HSBC
                                                   LEHMAN BROTHERS
                                                       MERRILL LYNCH & CO.
                                                             UBS INVESTMENT BANK

                            -------------------------

BANCA IMI
           BLAYLOCK & PARTNERS, L.P.
                          LOOP CAPITAL MARKETS, LLC
                                      UTENDAHL CAPITAL PARTNERS, L.P.
                                                THE WILLIAMS CAPITAL GROUP, L.P.

March 8, 2004

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT

                                                                            PAGE

About this Prospectus Supplement ..........................................   ii
Forward-Looking Statements ................................................  S-1
The Company ...............................................................  S-2
Use of Proceeds ...........................................................  S-2
Common Stock Price Range and Dividends ....................................  S-3
Capitalization ............................................................  S-4
Selected Financial Information ............................................  S-5
Material United States Federal Income and Estate Tax Considerations for
  Non-United States Holders ...............................................  S-6
Underwriting ..............................................................  S-9
Validity of the Common Stock .............................................. S-11
Experts ................................................................... S-12

                                   PROSPECTUS

About This Prospectus .....................................................    3
Where You Can Find More Information .......................................    3
The Company ...............................................................    4
Ratio of Earnings to Fixed Charges ........................................    4
Use of Proceeds ...........................................................    5
General Description of Securities That We May Sell ........................    5
Description of Debt Securities ............................................    5
Description of Common Stock ...............................................   13
Description of Warrants ...................................................   13
Description of Guarantees .................................................   14
ERISA Matters .............................................................   15
Plan of Distribution ......................................................   15
Legal Matters .............................................................   17
Experts ...................................................................   17

   WE ARE OFFERING TO SELL, AND ARE SEEKING OFFERS TO BUY, THE COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND THE OFFERING OF THE COMMON STOCK IN CERTAIN JURISDICTIONS MAY BE RESTRICTED BY LAW. PERSONS OUTSIDE THE UNITED STATES WHO COME INTO POSSESSION OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS MUST INFORM THEMSELVES ABOUT AND OBSERVE ANY RESTRICTIONS RELATING TO THE OFFERING OF THE COMMON STOCK AND THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OUTSIDE THE UNITED STATES. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE, AND MAY NOT BE USED IN CONNECTION WITH, AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION.

   YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. IF INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS INCONSISTENT WITH THE ACCOMPANYING PROSPECTUS, YOU SHOULD RELY ON THE PROSPECTUS SUPPLEMENT. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT
INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THEIR RESPECTIVE DATES. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

   This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

   Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "GE" "we," "us" and "our" or similar terms are to General Electric Company, unless otherwise noted.

   The Securities and Exchange Commission (the "SEC") allows us to "incorporate by reference" in this prospectus supplement and the accompanying prospectus the information in the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement and the accompanying prospectus. We incorporate by reference in this prospectus supplement and the accompanying prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities offered by this prospectus supplement; provided, however, that we are not incorporating any information furnished under either Item 9 or Item 12 of any Current Report on Form 8-K unless, and except to the extent, specified in any such Current Report on Form 8-K:

   o  Annual Report on Form 10-K for the year ended December 31, 2003; and

   o Current Report on Form 8-K filed March 8, 2004.

   You may request a copy of this document at no cost to you by writing or telephoning us at the following address:

   General Electric Company
   3135 Easton Turnpike
   Fairfield, Connecticut 06828
   Attn: Investor Communications
   (203) 373-2211

                      [This Page Intentionally Left Blank.]

                           FORWARD-LOOKING STATEMENTS

   Certain of the statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of GE. Forward-looking statements are based on management's current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from these expectations and assumptions due to changes in global political, economic, business, competitive, market, regulatory and other factors. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

                                   THE COMPANY

   GE is one of the largest and most diversified industrial corporations in the world. We have engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity since our incorporation in 1892. Over the years, we have developed or acquired new technologies and services that have broadened considerably the scope of our activities.

   Our products include major appliances; lighting products; industrial automation products; medical diagnostic imaging equipment; motors; electrical distribution and control equipment; locomotives; power generation and delivery products; nuclear power support services and fuel assemblies; commercial and military aircraft jet engines; chemicals for treatment of water and process systems; and engineered materials, such as plastics, silicones and, through the fourth quarter of 2003, superabrasive industrial diamonds.

   Our services include product services; electrical product supply houses; electrical apparatus installation, engineering, repair and rebuilding services; and, through the third quarter of 2002, computer related information services. Through our affiliate, the National Broadcasting Company, Inc., we deliver network television services, operate television stations, and provide cable, Internet and multimedia programming and distribution services. Through another affiliate, General Electric Capital Services, Inc. ("GECS"), we offer a broad array of financial and other services, including consumer financing, commercial and industrial financing, real estate financing, asset management and leasing, mortgage services, consumer savings and insurance services, and specialty insurance and reinsurance.

   In virtually all of our global business activities, we encounter aggressive and able competition. In many instances, the competitive climate is characterized by changing technology that requires continuing research and development, as well as customer commitments. With respect to manufacturing operations, we believe that, in general, we are one of the leading firms in most of the major industries in which we participate. The NBC Television Network is one of four major U.S. commercial broadcast television networks. It also competes with syndicated broadcast television programming and cable and satellite television programming activities. The businesses in which GECS engages are subject to competition from various types of financial institutions, including commercial banks, thrifts, investment banks, broker-dealers, credit unions, leasing companies, consumer loan companies, independent finance companies, finance companies associated with manufacturers, and insurance and reinsurance companies.

                                 USE OF PROCEEDS

   In 2003, GE entered into a definitive agreement to combine the National Broadcasting Company, Inc. and Vivendi Universal Entertainment LLP. The net proceeds from this offering, after deducting underwriting discounts and commissions and expenses of this offering, will be used to fund, in part, the consideration for the proposed combination. This proposed combination is subject to customary approvals from various regulatory agencies and other conditions and is expected to be completed in the first half of 2004. In the event that this combination is not completed, we will use the net proceeds from the offering for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, capital expenditures and investments in our subsidiaries. Net proceeds may be temporarily invested prior to use.

                     COMMON STOCK PRICE RANGE AND DIVIDENDS

   GE common stock is listed on the New York Stock Exchange (its principal market) and on the Boston Stock Exchange. GE common stock also is listed on The Stock Exchange, London and on Euronext Paris. Trading, as reported on the New York Stock Exchange, Composite Transactions Tape, and dividend information follows:

                                                            PRICE RANGE
                                                  --------------------------------
                                                                                      CASH DIVIDEND
                                                     HIGH                 LOW           PER SHARE
                                                  ----------          ------------    --------------
2004
   First Quarter (through March 8, 2004) ......     $34.57               $30.92           $0.20
2003
   Fourth Quarter .............................     $31.30               $27.37           $0.20
   Third Quarter ..............................      32.42                26.90            0.19
   Second Quarter .............................      31.66                25.50            0.19
   First Quarter ..............................      28.00                21.30            0.19
2002
   Fourth Quarter .............................     $27.98               $21.40           $0.19
   Third Quarter ..............................      32.98                23.02            0.18
   Second Quarter .............................      37.80                27.42            0.18
   First Quarter ..............................      41.84                34.49            0.18

   On February 13, 2004, the Board of Directors of GE authorized a regular quarterly dividend of $0.20 per outstanding share of GE common stock. The dividend is payable on April 26, 2004 to shareowners of record as of the close of business on March 1, 2004.

   The reported last sale price for our common stock on the New York Stock Exchange on March 8, 2004 was $31.83 per share. At February 13, 2004, there were 10,078,668,998 shares of common stock outstanding. At December 31, 2003, our common stock outstanding was held by about 670,000 shareowner accounts of record.

                                 CAPITALIZATION

   The following table sets forth as of December 31, 2003 on a consolidated basis:

   o  our actual capitalization; and

   o our capitalization as adjusted to give effect to the consummation of the sale of the common stock in this offering for aggregate net proceeds of $3,761 million, and the temporary investment of the net proceeds pending use for the combination of the National Broadcasting Company, Inc. and Vivendi Universal Entertainment LLP, as described in "Use of Proceeds".

   The following is qualified in its entirety by our financial statements and other information contained elsewhere in this prospectus supplement and the accompanying prospectus, or incorporated by reference.

                                                                        AS OF DECEMBER 31, 2003
                                                                        ----------------------
                                                                                   AS ADJUSTED
                                                                                    TO REFLECT
                                                                         ACTUAL    THIS OFFERING
                                                                        --------   -------------
                                                                           (IN MILLIONS)
Cash and equivalents and investment securities ......................   $133,388      $137,149
Cash and investment securities in consolidated,
   liquidating securitization entities ..............................      2,250         2,250
                                                                        --------      --------
      Total cash and equivalents and investment securities ..........   $135,638      $139,399
                                                                        ========      ========

Borrowings:
   Short-term borrowings ............................................   $134,917      $134,917
   Long-term borrowings .............................................    170,004       170,004
                                                                        --------      --------
      Total borrowings ..............................................    304,921       304,921

Short-term borrowings and long-term notes payable in consolidated,
   liquidating securitization entities ..............................     24,790        24,790

Shareowners' equity:
   Common stock .....................................................        669           669
   Accumulated gains/(losses)--net
      Investment securities .........................................      1,620         1,620
      Currency translation adjustments ..............................      2,987         2,987
      Derivatives qualifying as hedges ..............................     (1,792)       (1,792)
   Other capital ....................................................     17,497        18,544
   Retained earnings ................................................     82,796        82,796
   Less common stock held in treasury ...............................    (24,597)      (21,883)
                                                                        --------      --------
      Total shareowners' equity .....................................     79,180        82,941
                                                                        --------      --------

Total capitalization ................................................   $408,891      $412,652
                                                                        ========      ========

                         SELECTED FINANCIAL INFORMATION

   The selected income statement information for each of the years during the five-year period ended December 31, 2003 and the selected balance sheet information at each of December 31, 2003, December 31, 2002, December 31, 2001, December 31, 2000 and December 31, 1999 in the table below were derived from our audited consolidated financial statements which were audited by KPMG LLP, independent public accountants. Transactions between GE and GECS have been eliminated from the consolidated information. This table should be read in conjunction with our consolidated financial statements and the related notes that are incorporated by reference.

                                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------------------------------------
                                                            2003       2002         2001        2000         1999
                                                              (IN MILLIONS, EXCEPT FOR PERCENTAGES AND SHARE DATA)
Revenues ..............................................  $ 134,187   $ 132,210   $ 126,416    $ 130,385   $ 112,150
Earnings before accounting changes ....................     15,589      15,133      14,128       12,735      10,717
Cumulative effect of accounting changes ...............       (587)     (1,015)       (444)          --          --
Net earnings ..........................................     15,002      14,118      13,684       12,735      10,717
Dividends declared ....................................      7,759       7,266       6,555        5,647       4,786
Return on average shareowners' equity excluding
   the effect of accounting changes ...................       22.1%       25.8%       27.1%        27.5%       26.8%
Per share

   Earnings before accounting changes--diluted ........      $1.55       $1.51       $1.41        $1.27       $1.07
   Cumulative effect of accounting changes--diluted ...      (0.06)      (0.10)      (0.04)          --          --
   Earnings--diluted ..................................       1.49        1.41        1.37         1.27        1.07
   Earnings before accounting changes--basic ..........       1.56        1.52        1.42         1.29        1.09
   Cumulative effect of accounting changes--basic .....       0.06)      (0.10)      (0.04)          --          --
   Earnings--basic ....................................       1.50        1.42        1.38         1.29        1.09
   Dividends declared .................................       0.77        0.73        0.66         0.57    0.48 2/3
Total assets ..........................................    647,483     575,244     495,023      437,006     405,200
Long-term borrowings ..................................    170,004     140,632      79,806       82,132      71,427
Shares outstanding--average (in thousands) ............ 10,018,587   9,947,113   9,932,245    9,897,110   9,833,478
Shareowner accounts--average ..........................    670,000     655,000     625,000      597,000     549,000

                    MATERIAL UNITED STATES FEDERAL INCOME AND
             ESTATE TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

   The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder that acquires our common stock pursuant to this offering. This discussion is limited to non-U.S. holders who hold our common stock as a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). As used in this discussion, the term "non-U.S. holder" means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

   o  an individual who is a citizen or resident of the United States;

   o a corporation or partnership (including any entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state of the United States or the District of Columbia, other than a partnership treated as foreign under U.S. Treasury regulations;

   o an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

   o a trust (1) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion does not consider:

   o U.S. federal gift tax consequences, or U.S. state or local or non-U.S. tax consequences;

   o specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position, including, if the non-U.S. holder is a partnership that the U.S. tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner level;

   o the tax consequences for the shareholders, partners, or beneficiaries of a non-U.S. holder;

   o special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, hybrid entities, certain former citizens or former long-term residents of the United States, broker-dealers, and traders in securities; or

   o special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security," or other integrated investment.

   The following discussion is based on provisions of the Code, applicable U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations, all as in effect on the date of this prospectus supplement, and all of which are subject to change, possibly on a retroactive basis. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS WITH RESPECT TO ACQUIRING, OWNING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

DIVIDENDS

   If we pay dividends on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those dividends exceed our current and accumulated earnings and profits, the dividends will constitute a return of capital and first reduce the non-U.S. holder's basis, but not below zero, and then will be treated as gain from the sale of stock.

   We will have to withhold U.S. federal income tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to a non-U.S. holder. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

   Under applicable U.S. Treasury regulations, for purposes of determining the applicability of a tax treaty rate:

   o a non-U.S. holder who claims the benefit of an applicable income tax treaty rate generally will be required to satisfy certain certification and other requirements;

   o in the case of common stock held by a foreign partnership, the certification requirements will generally be applied to the partners of the partnership and the partnership will be required to provide certain information; and

   o in the case of common stock held by a foreign trust, the certification requirements will generally be applied to the trust or the beneficial owners of the trust depending on whether the trust is a "foreign complex trust", "foreign simple trust" or "foreign grantor trust" as defined in the applicable U.S. Treasury regulations.

   A non-U.S. holder that is a foreign partnership or a foreign trust is urged to consult its own tax advisor regarding its status under these U.S. Treasury regulations and the certification requirements applicable to it.

   A non-U.S. holder that is eligible for a reduced rate of withholding of U.S. federal income tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing a timely claim for a refund together with the required information with the Internal Revenue Service ("IRS").

   Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States or, if an income tax treaty applies, attributable to a permanent establishment in the United States, are taxed on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a resident of the United States. In such cases, we will not have to withhold U.S. federal income tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, a "branch profits tax" may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States.

GAIN ON DISPOSITION OF COMMON STOCK

   A non-U.S. holder generally will not be subject to U.S. federal income tax or any withholding thereof with respect to gain realized on a sale or other disposition of our common stock unless one of the following applies:

   o the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States or, alternatively, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the non-U.S.
      holder will generally be taxed on its net gain derived from the disposition at the regular graduated rates and in the manner applicable to U.S. persons and, if the non-U.S. holder is a foreign corporation, the "branch profits tax" described above may also apply;

   o the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; in this case, the non-U.S. holder will be subject to a 30% tax on the gain derived from the disposition; or

   o our common stock constitutes a United States real property interest by reason of our status as a "United States real property holding corporation," or a "USRPHC," for U.S. federal income tax purposes at any time during the shorter of the 5-year period ending on the date you dispose of our common stock or the period you held our common stock. We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. As long as our common stock is "regularly traded on an established securities market" within the meaning of Section 897(c)(3) of the Code, however, such common stock will be treated as United States real property interests only if you owned directly or indirectly more than 5 percent of such regularly traded common stock during the shorter of the 5-year period ending on the date you dispose of our common stock or the period you held our common stock and we were a USRPHC during such period. If we are or were to become a USRPHC and a non-U.S. holder owned directly or indirectly more than 5 percent of our common stock during the period described above or our common stock is not "regularly traded on an established securities market," then a non-U.S. holder would generally be subject to U.S. federal income tax on its net gain derived from the disposition of our common stock at regular graduated rates.

FEDERAL ESTATE TAX

   Common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

   We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld from those dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting those dividends and withholding may also be made available under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder is a resident.

   Under some circumstances, U.S. Treasury regulations require backup withholding and additional information reporting on reportable payments on common stock. The gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations generally will be reduced by backup withholding at the applicable rate (currently 28%), unless the 30% rate of withholding described above applies.

   The payment of the proceeds of the sale or other disposition of common stock by a non-U.S. holder to or through the U.S. office of any broker, U.S. or non-U.S., generally will be reported to the IRS and reduced by backup withholding, unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds from the disposition of common stock by a non-U.S. holder to or through a non-U.S. office of a non-U.S. broker will not be reduced by backup withholding or reported to the IRS, unless the non-U.S. broker has certain enumerated connections with the United States. In general, the payment of proceeds from the disposition of common stock by or through a non-U.S. office of a broker that is a U.S. person or has certain enumerated connections with the United States will be reported to the IRS and may be reduced by backup withholding unless the broker receives a statement from the non-U.S. holder that certifies its status as a non-U.S. holder under penalties of perjury or the broker has documentary evidence in its files that the holder is a non-U.S. holder.

   Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner. These backup withholding and information reporting rules are complex and non-U.S. holders are urged to consult their own tax advisors regarding the application of these rules to them.

   THE FOREGOING DISCUSSION OF U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS IS NOT TAX ADVICE AND IS NOT BASED ON AN OPINION OF COUNSEL. ACCORDINGLY, EACH PROSPECTIVE NON-U.S. HOLDER OF OUR COMMON STOCK SHOULD CONSULT THAT HOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

                                  UNDERWRITING

   We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.

                                                                      NUMBER OF
UNDERWRITERS                                                           SHARES
------------                                                         -----------
Morgan Stanley & Co. Incorporated .................................  25,023,097
Citigroup Global Markets Inc. .....................................  25,023,096
Goldman, Sachs & Co. ..............................................  25,023,096
J.P. Morgan Securities Inc. .......................................  25,023,096
Banc of America Securities LLC ....................................   2,029,545
BNP Paribas Securities Corp. ......................................   2,029,545
Credit Suisse First Boston LLC ....................................   2,029,545
Deutsche Bank Securities Inc. .....................................   2,029,545
HSBC Securities (USA) Inc. ........................................   2,029,545
Lehman Brothers Inc. ..............................................   2,029,545
Merrill Lynch, Pierce, Fenner & Smith
           Incorporated .........................................     2,029,545
UBS Securities LLC ..............................................     2,029,545
BancaIMI S.p.A ..................................................       611,251
Blaylock &Partners, L.P. ........................................       611,251
Loop Capital Markets, LLC .......................................       611,251
Utendahl Capital Partners, L.P. .................................       611,251
The Williams Capital Group, L.P. ................................       611,251
                                                                    -----------
   Total ........................................................   119,385,000
                                                                    ===========

   Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are acting as joint book-running managers for this offering and as representatives of the underwriters.

   The underwriters are committed to take and pay for all of the shares being offered, if any are taken.

   Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.1550 per share from the initial price to public.

   Subject to some exceptions, we have agreed with the underwriters, for a period of 90 days from the date of this prospectus supplement, and our directors and senior executive officers have agreed, for a period of 30 days, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock, whether any such transaction described in clause
(i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, other than the common stock being offered pursuant to this prospectus supplement, without the prior written consent of Morgan Stanley & Co. Incorporated, as representative of the underwriters. Among the exceptions referred to above are the issuance of securities in connection with the acquisition of Amersham plc and other acquisitions up to an aggregate dollar limit.

   In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. The underwriters must close out any short position by purchasing shares in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

   The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

   Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

   Each underwriter has represented, warranted and agreed: (i) it has not offered or sold and, prior to the expiry of a period of six months from the initial issuance of the shares, will not offer or sell any shares of the common stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

   Neither this prospectus supplement nor the accompanying prospectus is distributed in the context of a public offering in the Republic of France within the meaning of Regulation n(degree)98-08 of the COMMISSION DES OPERATIONS DE BOURSE (the "COB"), and thus neither has been submitted to the COB for prior approval and clearance procedure. Neither this prospectus supplement nor the accompanying prospectus is to be further distributed or reproduced (in whole or in part) by the recipients, and neither has been distributed on the undertaking that recipients would invest for their own account and undertake not to transfer, directly or indirectly, any shares of the common stock to the public in the Republic of France, other than in compliance with applicable laws and regulations.

   Each of the underwriters and GE has acknowledged that the shares of the common stock are being offered outside of the Republic of France. Each of the underwriters and GE represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of the common stock to the public in the Republic of France, and has not distributed or caused to be distributed, and will not distribute or cause to be distributed, to the public in the Republic of France, this prospectus supplement, the accompanying prospectus or any other offering materials relating to the shares of the common stock, and that such offers, sales and distributions have been and shall only be made in the Republic of France to (i) qualified investors ("INVESTISSEURS QUALIFIES") and/or (ii) a restricted circle of investors ("CERCLE RESTREINT D'INVESTISSEURS"), all as defined in and in accordance with Article L.411-2 of the CODE MONETAIRE ET FINANCIER and Decree n(degree)98-880 dated 1 October 1998.

   The shares may not be offered, transferred or sold in the Netherlands to any person other than to natural or legal persons who trade or invest in securities in the conduct of their profession or trade within the meaning of section 2 of the Exemption Regulation pursuant to The Netherlands Securities Market Supervision Act 1995 (VRIJSTELLINGSREGELING WET TOEZICHT EFFECTENVERKEER 1995), which includes banks, securities intermediaries (including dealers and brokers), insurance companies, investment undertakings, central governments, large international and supernational institutions, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly invest in securities in the conduct of a business or a profession.

   The common stock has not been and will not be registered under the Securities and Exchange Law of Japan. Each underwriter has represented and agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any shares of the common stock in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit, of any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Securities and Exchange Law of Japan and (ii) in compliance with the other relevant laws and regulations of Japan.

   The shares of common stock may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares of common stock may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

   Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, chapter 289 of Singapore (the "Securities and Futures Act"), to a sophisticated investor, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act or otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

   We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

   We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $650,000.

   Certain of the underwriters and their affiliates have in the past, are currently and may in the future engage in transactions with or perform services for us and our affiliates in the ordinary course of business, for which they have received and will receive customary fees and commissions.

                          VALIDITY OF THE COMMON STOCK

   The validity of the common stock will be passed upon for us by Thomas J. Kim, Esq., Corporate and Securities Counsel of GE, and Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019. Dewey Ballantine LLP will issue an opinion regarding the "Material United States Federal Income and Estate Tax Considerations for Non-United States Holders" section of this prospectus supplement. The underwriters will be advised about the validity of the common stock and other legal matters by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017. Thomas J. Kim beneficially owns or has rights to acquire an aggregate of less than 0.01% of common stock of GE. This statement supersedes the "Legal Matters" section in the accompanying prospectus.

                                     EXPERTS

   KPMG LLP, independent certified public accountants, audited GE's consolidated financial statements as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003. GE's Annual Report on Form 10-K filed March 1, 2004 includes these financial statements and the auditor's report. The audit report covering the December 31, 2003 consolidated financial statements refers to changes in the methods of accounting for variable interest entities and for asset retirement obligations in 2003, changes in the methods of accounting for goodwill and other intangible assets and for stock-based compensation in 2002, and changes in the methods of accounting for derivative instruments and hedging activities and impairment of certain beneficial interests in securitized assets in 2001. This prospectus supplement and the accompanying prospectus incorporate the financial statements and report by reference, relying on KPMG LLP's authority as experts in accounting and auditing.

PROSPECTUS

                                 $5,000,000,000

                            GENERAL ELECTRIC COMPANY

                                 DEBT SECURITIES

                         WARRANTS TO PURCHASE SECURITIES

                                   GUARANTEES

                                  COMMON STOCK

We may offer from time to time:

   o senior or subordinated unsecured debt securities, o shares of our common stock, par value $.06 per share,

   o warrants to purchase any of the other securities that may be sold under this prospectus, and

   o  senior or subordinated unsecured guarantees.

   The securities will have an aggregate initial offering price of up to $5,000,000,000 or an equivalent amount in U.S. dollars if any securities are denominated in a currency other than U.S. dollars. The securities may be offered separately or together in any combination and as separate series.

   WE WILL PROVIDE SPECIFIC TERMS OF ANY OFFERING IN SUPPLEMENTS TO THIS PROSPECTUS. YOU SHOULD READ THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

   OUR COMMON STOCK IS LISTED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "GE."

   THE MAILING ADDRESS OF OUR PRINCIPAL EXECUTIVE OFFICES IS 3135 EASTON TURNPIKE, FAIRFIELD, CONNECTICUT 06828. OUR TELEPHONE NUMBER IS 203-373-2211.

                     -------------------------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     -------------------------------------

   We will sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents, underwriters or dealers. If any agents, dealers or underwriters are involved in the sale of any securities, the relevant prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the relevant prospectus supplement.

   This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.




December 9, 2003

                                TABLE OF CONTENTS

                                   PROSPECTUS

                                                                            PAGE

ABOUT THIS PROSPECTUS ....................................................     3
WHERE YOU CAN FIND MORE INFORMATION ......................................     3
THE COMPANY ..............................................................     4
RATIO OF EARNINGS TO FIXED CHARGES .......................................     4
USE OF PROCEEDS                                                                5
GENERAL DESCRIPTION OF SECURITIES THAT WE MAY SELL .......................     5
DESCRIPTION OF DEBT SECURITIES ...........................................     5
DESCRIPTION OF COMMON STOCK ..............................................    13
DESCRIPTION OF WARRANTS ..................................................    13
DESCRIPTION OF GUARANTEES ................................................    14
ERISA MATTERS ............................................................    15
PLAN OF DISTRIBUTION .....................................................    15
LEGAL MATTERS ............................................................    17
EXPERTS ..................................................................    17

                              ABOUT THIS PROSPECTUS

   This prospectus is part of a "shelf" registration statement that we have filed with the Securities and Exchange Commission (the "SEC"). By using a shelf registration statement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus in a U.S. dollar amount that does not exceed $5,000,000,000. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement can be obtained from the SEC as indicated under the heading "Where You Can Find More Information."

   This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information."

   YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS AND A PROSPECTUS SUPPLEMENT. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR A PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

   REFERENCES IN THIS PROSPECTUS TO GE, WE, US AND OUR ARE TO GENERAL ELECTRIC COMPANY.

                     -------------------------------------

                       WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room in Washington, D.C. located at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common stock is listed and traded on the New York Stock Exchange (the "NYSE"). You may also inspect the information we file with the SEC at the NYSE's offices at 20 Broad Street, New York, New York 10005. Information about us is also available at our Internet site at http://www.ge.com. However, the information on our Internet site is not a part of this prospectus supplement or the accompanying prospectus.

   The SEC allows us to "incorporate by reference" in this prospectus the information in the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that may be offered by this prospectus; PROVIDED, HOWEVER, that we are not incorporating any information furnished under either Item 9 or Item 12 of any Current Report on Form 8-K.

   o  Annual Report on Form 10-K for the year ended December 31, 2002;

   o Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003; and

   o Current Reports on Form 8-K filed January 29, 2003, April 10, 2003, April 11, 2003, October 10, 2003, October 29, 2003 and November 19, 2003.

You may request a copy of these documents at no cost to you by writing or telephoning us at the following address:

      General Electric Company
      3135 Easton Turnpike
      Fairfield, Connecticut 06828
      Attn: Investor Communications
      (203) 373-2211


                                   THE COMPANY

   GE is one of the largest and most diversified industrial corporations in the world. GE has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity since its incorporation in 1892. Over the years, GE has developed or acquired new technologies and services that have broadened considerably the scope of its activities.

   GE's products include major appliances; lighting products; industrial automation products; medical diagnostic imaging equipment; motors; electrical distribution and control equipment; locomotives; power generation and delivery products; nuclear power support services and fuel assemblies; commercial and military aircraft jet engines; engineered materials, such as plastics, silicones and superabrasive industrial diamonds; and chemicals for treatment of water and process systems.

   GE's services include product services; electrical product supply houses; electrical apparatus installation, engineering, repair and rebuilding services; and, through the third quarter of 2002, computer-related information services. Through its affiliate, National Broadcasting Company, Inc., GE delivers network television services, operates television stations, and provides broadcast, cable, Internet and multimedia programming and distribution services. Through another affiliate, General Electric Capital Services, Inc. ("GECS"), GE offers a broad array of financial and other services, including consumer financing, commercial and industrial financing, real estate financing, asset management and leasing, mortgage services, consumer savings and insurance services, and specialty insurance and reinsurance.

                       RATIO OF EARNINGS TO FIXED CHARGES

   As mentioned in Note 1 to our consolidated financial statements in our Current Report on Form 8-K filed April 10, 2003, which is incorporated by reference in this prospectus, our consolidated financial statements represent the adding together of ourselves and all affiliates--companies we directly or indirectly control.

   The following table contains our ratio of earnings to fixed charges for the periods indicated.

                         GE AND CONSOLIDATED AFFILIATES

                                                        YEAR ENDED DECEMBER 31,
            NINE MONTHS ENDED        ----------------------------------------------------------------
            SEPTEMBER 30, 2003        2002          2001           2000           1999          1998
            ------------------       ------        ------         ------         ------        ------
                   2.75x              2.75x         2.68x          2.48x          2.46x         2.31x

   In the above calculations, earnings for all periods consist of earnings before income taxes, minority interest and cumulative effect of changes in accounting principles of GE and its consolidated affiliates. Earnings are also adjusted to add amounts charged to consolidated expenses of GE and its consolidated affiliates during the period for interest and other financial charges and an amount representative of the interest factor in rentals (for this purpose, the interest factor is assumed to be one-third of rental expense).
Fixed charges consist of all interest and financial charges, including capitalized interest, and one-third of rental expense for companies included in the consolidated group.

                                 USE OF PROCEEDS

   Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. Net proceeds may be temporarily invested prior to use.

               GENERAL DESCRIPTION OF SECURITIES THAT WE MAY SELL

   We, directly or through agents, dealers or underwriters that we designate, may offer and sell, from time to time, up to $5,000,000,000 (or the equivalent in one or more foreign currencies or currency units) aggregate initial offering price of:

   o our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes or other unsecured evidences of indebtedness;

   o  shares of our common stock, par value $.06 per share;

   o warrants to purchase any of the other securities that may be sold under this prospectus;

   o  senior or subordinated unsecured guarantees; or

   o  any combination of these securities.

   The terms of any securities we offer will be determined at the time of sale. We may issue debt securities that are exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be delivered with this prospectus, which will describe the terms of the offering and sale of the offered securities.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

   The description below of the general terms of the debt securities will be supplemented by the more specific terms in a prospectus supplement. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supercede the terms described in this prospectus.

   The debt securities offered by this prospectus will be unsecured obligations of GE and will be either senior or subordinated debt. We will issue the debt securities under one of two separate indentures between us and The Bank of New York (the "Trustee"). Senior debt will be issued under a senior note indenture and subordinated debt will be issued under a subordinated note indenture. The senior note indenture and the subordinated note indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures." The indentures provide that our debt securities may be issued in one or more series, with different terms, in each case as authorized from time to time by us. The indentures also give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of such series or establish additional terms for such series of debt securities. None of the indentures limits the amount of debt securities or other unsecured debt which we or our subsidiaries may issue. As of the date of this prospectus, we have issued two series of senior debt securities under our senior note indenture, dated as of January 1, 2003, between us and The Bank of New York, as trustee: $5 billion of our 5% Notes due 2013 and $2.5 billion of our LIBOR Floating Rate Notes due 2005.

   Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors. In addition, a substantial portion of our assets are owned through our subsidiaries, many of which have significant debt or other liabilities of their own which will be structurally senior to the debt securities. None of our subsidiaries will have any obligations with respect to the debt securities. Therefore, GE's rights and the rights of GE's creditors, including holders of debt securities, to participate in the assets of any subsidiary upon any such subsidiary's liquidation may be subject to the prior claims of the subsidiary's other creditors.

   In addition to the following description of the debt securities, you should refer to the detailed provisions of each indenture, copies of which are filed as exhibits to the registration statement. To obtain a copy of the applicable indenture, see "Where You Can Find More Information" in this prospectus. The following summary and any description of our debt securities contained in an applicable prospectus supplement are qualified in their entirety by reference to all of the provisions of the applicable indenture, including defined terms.

   A prospectus supplement will specify the applicable following terms of any issue of debt securities we may offer:

   o  the  designation  or  title,  the  aggregate   principal  amount  and  the
      authorized denominations if other than $1,000 and integral multiples of $1,000;

   o  whether the debt securities will be senior or subordinated debt;

   o  the price(s) at which debt securities will be issued;

   o whether such debt securities will be issued pursuant to a medium term notes program;

   o the percentage of their principal amount at which the debt securities will be issued and, if applicable, the method of determining the price;

   o the date or dates on which the debt securities will mature and any right to extend such date or dates;

   o the currency, currencies or currency units in which payments on the debt securities will be payable and the manner of determining the US dollar equivalent for purposes of determining outstanding debt securities of a series;

   o the rate or rates at which the debt securities will bear interest, if any, or the method of determination (including indices) of such rate or rates;

   o the date or dates from which such interest, if any, shall accrue, the dates on which such interest, if any, will be payable and the method of determining holders to whom any of the interest shall be payable;

   o  any mandatory or optional sinking fund or analogous provisions;

   o the prices, if any, at which, the dates at or after which and the terms upon which, we may or must repay, repurchase or redeem the debt securities;

   o the date or dates, if any, after which the debt securities may be converted or exchanged into or for shares of our common stock or another company's securities or property or settled for the cash value of securities issued by us or a third party and the terms for any such conversion or exchange or settlement;

   o  the exchanges, if any, on which the debt securities may be listed;

   o any special provisions for the payment of additional amounts with respect to the debt securities;

   o whether the debt securities are to be issuable as registered securities or bearer securities or both, whether any of the debt securities are to be issuable initially in temporary global form and whether any of the debt securities are to be issuable in permanent global form;

   o each office or agency where the principal of and any premium and interest on the debt securities will be payable and each office or agency where the debt securities may be presented for registration of transfer or exchange, if other than the corporate trust office of the Trustee;

   o any right to defer payments of interest by extending the interest payment periods and the duration of such extensions;

   o the trustee under the indenture pursuant to which the debt securities are to be issued;

   o whether the debt securities will be subject to defeasance or covenant defeasance; and

   o any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

   The senior debt securities will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of GE. The subordinated debt securities will be unsecured and will rank subordinated and junior in right of payment, to the extent set forth in the subordinated note indenture, to all Senior Debt (as defined herein) of GE. See "Subordination" below.

   Some of the debt securities may be issued as discounted debt securities to be sold at a substantial discount below their stated principal amount. The prospectus supplement will describe any Federal income tax consequences and other special considerations applicable to discounted debt securities.

PAYMENT AND TRANSFER

   Unless we state otherwise in a prospectus supplement, we will issue debt securities only as registered securities, which means that the name of the holder will be entered in a register which will be kept by the Trustee or another agent of GE. Unless we state otherwise in a prospectus supplement, we will make principal and interest payments at the office of the paying agent or agents we name in the prospectus supplement, if other than the corporate trust office of the Trustee, or by mailing a check to you at the address we have for you in the register.

   Unless we state otherwise in a prospectus supplement, you will be able to transfer registered debt securities at the office of the transfer agent or agents we name in the prospectus supplement, if other than the corporate trust office of the Trustee. You may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations.

   Neither GE nor the Trustee will impose any service charge for any transfer or exchange of a debt security, however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

   If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

GLOBAL NOTES, DELIVERY AND FORM

   Unless otherwise specified in a prospectus supplement, the debt securities will be issued in the form of one or more fully registered Global Notes (as defined below) that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository") and registered in the name of the Depository's nominee. Global Notes are not exchangeable for definitive note certificates except in the specific circumstances described below. For purposes of this Prospectus, "Global Note" refers to the Global Note or Global Notes representing an entire issue of debt securities.

   Except as set forth below, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

   The Depository has advised us as follows:

   o  The Depository is:

      o a limited purpose trust company organized under the laws of the State of New York;

      o a "banking organization" within the meaning of the New York banking law;

      o  a member of the Federal Reserve System;

      o a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

      o a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

      o The Depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book entry changes in accounts of its participants, eliminating the need for physical movements of securities certificates.

      o The Depository participants include securities brokers and dealers, banks, trust companies, clearing corporations and others, some of whom own the Depository.

      o Access to the Depository book-entry system is also available to others that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      o Where we issue a Global Note in connection with the sale thereof to an underwriter or underwriters, the Depository will immediately credit the accounts of participants designated by such underwriter or underwriters with the principal amount of the debt securities purchased by such underwriter or underwriters.

      o Ownership of beneficial interests in a Global Note and the transfers of ownership will be effected only through, records maintained by the Depository (with respect to participants), by the participants (with respect to indirect participants and certain beneficial owners) and by the indirect participants (with respect to all other beneficial owners). The laws of some states require that certain purchasers of securities take physical delivery in definitive form of securities they purchase. These laws may limit your ability to transfer beneficial interests in a Global Note.

   So long as a nominee of the Depository is the registered owner of a Global Note, such nominee for all purposes will be considered the sole owner or holder of such debt securities under the indenture. Except as provided below, you will not be entitled to have debt securities registered in your name, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owner or holder thereof under the indenture.

   We will make payment of principal of, and interest on, debt securities represented by a Global Note to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note representing those debt securities. The Depository has advised us that upon receipt of any payment of principal of, or interest on, a Global Note, the Depository will immediately credit accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that Global Note, as shown in the records of the Depository. Standing instructions and customary practices will govern payments by participants to owners of beneficial interests in a Global Note held through those participants, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Those payments will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

   Neither we, the Trustee nor any of our respective agents will be responsible for any aspect of the records of the Depository, any nominee or any participant relating to, or payments made on account of, beneficial interests in a Global Note or for maintaining, supervising or reviewing any of the records of the Depository, any nominee or any participant relating to those beneficial interests.

   As described above, we will issue debt securities in definitive form in exchange for a Global Note only in the following situations:

   o if the Depository is at any time unwilling or unable to continue as depository or if at any time the Depository ceases to be registered or in good standing under the Securities Exchange Act of 1934, or other applicable statute or regulation, and a successor depository is not appointed by us within 90 days, or

   o  if we choose to issue definitive debt securities.

In either instance, an owner of a beneficial interest in a Global Note will be entitled to have debt securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of debt securities in definitive form. Debt securities in definitive form will be issued in denominations of $1,000 and integral mul-tiples thereof and will be issued in registered form only, without coupons. We will maintain in the Borough of Manhattan, The City of New York, one or more offices or agencies where debt securities may be presented for payment and may be transferred or exchanged. You will not be charged a fee for any transfer or exchange of such debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

MODIFICATION OF THE INDENTURES

   In general, our rights and obligations and the rights of the holders under the indentures may be modified if the holders of at least a majority in aggregate principal amount of the outstanding debt securities of all series affected by the modification voting as one class consent to it. However, Section
9.02 of each indenture provides that, unless each affected holder agrees, we cannot

   o  make adverse changes to any payment terms of a debt security such as:

      o  extending the maturity date or dates;

      o extending the date on which we have to pay interest or make a sinking fund payment, other than deferrals of the payments of interest during any extension period as described in any applicable prospectus supplement;

      o  reducing the interest rate;

      o  reducing the amount of principal we have to repay;

      o changing the currency in which we have to make any payment of principal, premium or interest;

      o modifying any redemption or repurchase right to the detriment of the holder; or

      o  impairing any right of a holder to bring suit for payment;

   o reduce the percentage of the aggregate principal amount of debt securities needed to make any amendment to the indenture or to waive any covenant or default;

      o  waive any past payment default; or

      o  make any change to Section 9.02.

   However, if we and the Trustee agree, we can amend the indenture without notifying any holders or seeking their consent if the amendment does not materially and adversely affect any holder.

   In addition, the subordinated note indenture may not be amended without the consent of each holder of subordinated debt securities affected thereby to modify the subordination of the subordinated debt securities issued under that indenture in a manner adverse to the holders of the subordinated debt securities.

CONSOLIDATION, MERGER AND SALE

   GE shall not consolidate with or merge into any other corporation or entity or convey, transfer or lease its properties and assets substantially as an entirety, unless (1) such other corporation or entity expressly assumes, by supplemental indenture executed and delivered to the trustee, the payment of the principal of and premium, if any, and interest on all the debt securities and the performance of every covenant of the indenture on the part of GE to be performed or observed; (2) immediately after giving effect to such transactions, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) GE has delivered to the trustee an officers' certificate and opinion of counsel, each stating that such transaction complies with the provisions of the indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent thereto have been complied with.

EVENTS OF DEFAULT

   Each indenture defines an Event of Default with respect to any series of debt securities. Unless otherwise provided in the applicable prospectus supplement, Events of Default are any of the following:

   o default in any payment of principal or premium, if any, on any debt security of such series when due;

   o default for 30 days in payment of any interest, if any, on any debt security of such series (subject to the deferral of any due date in the case of an extension period);

   o default in the making or satisfaction of any sinking fund payment or analogous obligation for 30 days on the debt securities of such series;

   o default for 90 days after written notice, as provided in the indenture, to GE in performance of any other covenant in respect of the debt securities of such series contained in such indenture;

   o  certain events of bankruptcy, insolvency or reorganization; or

   o any other event of default provided with respect to debt securities of a series.

   An Event of Default under one series of debt securities does not necessarily constitute an Event of Default under any other series of debt securities. Each indenture provides that the Trustee may withhold notice to the holders of any series of debt securities issued thereunder of any default if the Trustee considers it in the interest of such holders to do so provided the trustee may not withhold notice of default in the payment of principal, premium, if any, or interest, if any, on any of the debt securities of such series or in the making of any sinking fund instalment or analogous obligation with respect to such series.

   If an Event of Default occurs and continues, the Trustee or the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of the series affected may require GE to repay the entire principal amount (or in the case of discounted securities, a specified portion of the principal amount) of the debt securities of such series immediately ("Repayment Acceleration"). In most instances, the holders of at least a majority in aggregate principal amount of the outstanding debt securities of the affected series may rescind a previously triggered Repayment Acceleration. However, if we cause an Event of Default because we have failed to pay (unaccelerated) principal, premium, if any, or interest, Repayment Acceleration may be rescinded only if we have first cured our default by depositing with the Trustee enough money to pay all (unaccelerated) past due amounts and penalties, if any.

   Subject to the provisions of the Indenture relating to its duties in case of default, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders unless such holders offer the Trustee reasonable indemnity. Subject to the provisions for indemnification, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to such debt securities. The holders of a majority in aggregate principal amount of the outstanding debt securities of the series affected may waive any past default with respect to such series, except, unless previously cured, a default in the payment of principal, premium, if any, or interest.

CONVERSION AND EXCHANGE RIGHTS

   The debt securities of any series may be convertible into or exchangeable for other securities of GE or another issuer or property or cash on the terms and subject to the conditions set forth in the applicable prospectus supplement.

DEFEASANCE AND DISCHARGE

   The following discussion of full, or legal, defeasance and discharge will apply to any series of debt securities unless otherwise indicated in the applicable prospectus supplement with respect to the debt securities of a series.

   Each indenture provides that if we choose to have the defeasance and discharge provision applied to the debt securities, we can legally release ourselves from any payment or other obligations on the debt securities, except for the ministerial obligations described below, if we put in place the following arrangements for you to be repaid:

   o We must deposit in trust for the benefit of all direct holders of debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make any interest, premium, principal or other payments on the debt securities on their various due dates.

   o We must deliver to the trustee a legal opinion of our counsel confirming that we received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or there has been a change in U.S. federal income tax law, and, in either case, under then current U.S. law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

   In addition, the subordinated note indenture provides that if we choose to have the defeasance and discharge provision applied to the subordinated debt securities, the subordination provisions of the subordinated note indenture will become ineffective.

   However, even if we make the deposit in trust and opinion delivery arrangements discussed above, a number of our obligations relating to the debt securities will remain. These include our obligations:

   o  to register the transfer  and  exchange of debt  securities;

   o  to replace  mutilated,  destroyed,  lost or stolen debt  securities;

   o  to maintain paying agencies; and

   o  to hold money for payment in trust.

COVENANT DEFEASANCE

   The indentures also allow us to choose whether covenant defeasance will apply to any series of debt securities. Unless we state otherwise in the prospectus supplement, covenant defeasance will be applicable to each series of debt securities.

   The indentures provide that if we choose to have the covenant defeasance provision applied to any debt securities, we need not comply with the covenants in the indentures, including under "Consolidation, Merger and Sale" and, in the case of the subordinated note indenture, the provisions relating to subordination. In addition, covenant defeasance would also render ineffective any Event of Default provisions relating to any restrictive covenants. Any of our other obligations affected by covenant defeasance will be specified in the prospectus supplement.

   In order to exercise the covenant defeasance option, we must put into place the same deposit in trust arrangement as discussed above under "Defeasance and Discharge" and we must deliver to the trustee a legal opinion of our counsel confirming that under the current U.S. law we may make the above deposit without causing you to recognize income, gain or loss for Federal income tax purposes or to be taxed on the notes any differently than if we did not make the deposit and just made the payments on the notes ourselves.

HIGHLY LEVERAGED TRANSACTION

   The general provisions of the indentures do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving GE that may adversely affect holders of the debt securities.

SUBORDINATION

   Any subordinated debt securities issued under the subordinated note indenture will be subordinate and junior in right of payment to all Senior Debt of GE whether existing at the date of the subordinated note indenture or subsequently incurred. Upon any payment or distribution of assets of GE to creditors upon any:

   o  liquidation;

   o  dissolution;

   o  winding-up;

   o  reorganization;

   o  assignment for the benefit of creditors;

   o  marshaling of assets or any bankruptcy;

   o  insolvency; or

   o  debt   restructuring  or  similar   proceedings  in  connection  with  any
      insolvency or bankruptcy proceeding of GE,

the holders of Senior Debt will first be entitled to receive payment in full of the principal of and any premium and interest on such Senior Debt before the holders of the subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of and any premium or interest on the subordinated debt securities.

   Upon the acceleration of the maturity of any subordinated debt securities, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon, including any amounts due upon acceleration, before the holders of subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of or any premium or interest on the subordinated debt securities.

   No payments on account of principal, or any premium or interest, in respect of the subordinated debt securities may be made if:

   o there has occurred and is continuing a default in any payment with respect to Senior Debt; or

   o there has occurred and is continuing an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof.

   "Debt" means, with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent:

   o  every obligation of such person for money borrowed;

   o every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

   o every reimbursement of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person;

   o every obligation of such person issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

   o  every capital lease obligation of such person;

   o  every obligation of others secured by a lien on any asset by such person;

   o every obligation of the type referred to above of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or for which such person is responsible or liable, directly or indirectly, as obligor or otherwise; and

   o  every obligation for claims in respect of derivative products.

   "Senior Debt" means the principal of, and any premium and interest on Debt of GE, whether incurred on, before or after the date of the subordinated note indenture, unless the instrument creating or evidencing the Debt or under which the Debt is outstanding provides that obligations created by it are not superior in right of payment to the subordinated debt securities and except certain non-recourse Debt.

   The indentures will place no limitation on the amount of additional Senior Debt that may be incurred by GE.

GOVERNING LAW

   The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act applies.

CONCERNING THE TRUSTEE

   GE has had and may continue to have commercial and investment banking relationships with The Bank of New York in the ordinary course of business.

                           DESCRIPTION OF COMMON STOCK

   Set forth below is a description of the GE common stock. The following description of the GE common stock is a summary and is subject to the provisions of our certificate of incorporation, our by-laws and the relevant provisions of the law of New York.

   We are currently authorized to issue up to 13,200,000,000 shares of common stock, par value $.06 per share. As of September 30, 2003, we had outstanding approximately 10,040,860,000 shares of our common stock.

   Holders of the GE common stock are entitled to share ratably in any dividends and in any assets available for distribution on liquidation, dissolution or winding-up, subject, if preferred stock of GE is then outstanding, to any preferential rights of such preferred stock. Each share of GE common stock entitles the holder of record to one vote at all meetings of shareowners, and the votes are noncumulative. The GE common stock is not redeemable, has no subscription or conversion rights and does not entitle the holder to any preemptive rights.

   Dividends may be paid on the GE common stock out of funds legally available for dividends, when and if declared by GE's board of directors.

   The Bank of New York is the transfer agent and registrar for the GE common stock.

   We are also authorized to issue up to 50,000,000 shares of preferred stock, par value $1.00 per share, in series, but have not issued any of this preferred stock. If preferred stock is issued, GE's board of directors may fix the designation, relative rights, preferences and limitations of the shares of each series.

                             DESCRIPTION OF WARRANTS

   We may issue warrants, in one or more series, for the purchase of debt securities or shares of our common stock, par value $.06 per share. Warrants may be issued independently or together with our debt securities or common stock and may be attached to or separate from any offered securities. In addition to this summary, you should refer to the detailed provisions of the specific warrant agreement for complete terms of the warrants and the warrant agreement. Each warrant agreement will be between GE and a banking institution organized under the laws of the United States or a state thereof. A form of warrant agreement will be filed as an exhibit to the Registration Statement.

   The warrants will be evidenced by warrant certificates. Unless otherwise specified in the prospectus supplement, the warrant certificates may be traded separately from the debt securities or common stock, if any, with which the warrant certificates were issued. Warrant certificates may be exchanged for new warrant certificates of different denom-inations at the office of an agent that we will appoint. Until a warrant is exercised, the holder of a warrant does not have any of the rights of a holder of our debt securities or common stock and is not entitled to any payments on any debt securities or common stock issuable upon exercise of the warrants.

   A prospectus supplement accompanying this prospectus relating to a particular series of warrants to issue debt securities or common stock will describe the terms of those warrants, including:

   o  the title and the aggregate number of warrants;

   o  the debt securities or common stock for which each warrant is exercisable;

   o the date or dates on which the right to exercise such warrants commence and expire;

   o  the price or prices at which such warrants are exercisable;

   o  the currency or currencies in which such warrants are  exercisable;

   o  the  periods   during  which  and  places  at  which  such   warrants  are
      exercisable;

   o  the terms of any  mandatory or optional  call  provisions;

   o the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

   o  the identity of the warrant agent; and

   o  the exchanges, if any, on which such warrants may be listed.

   You may exercise warrants by payment to our warrant agent of the exercise price, in each case in such currency or currencies as are specified in the warrant, and giving your identity and the number of warrants to be exercised. Once you pay our warrant agent and deliver the properly completed and executed warrant certificate to our warrant agent at the specified office, our warrant agent will, as soon as practicable, forward securities to you in authorized denominations or share amounts. If you exercise less than all of the warrants evidenced by your warrant certificate, you will be issued a new warrant certificate for the remaining amount of warrants.

                            DESCRIPTION OF GUARANTEES

   Any guarantees that we issue from time to time for the benefit of holders of specified underlying securities will include the following terms and conditions, plus any additional terms specified in the accompanying prospectus supplement.

   A guarantee will provide that we unconditionally guarantee the due and punctual payment of the principal, interest (if any), premium (if any) and all other amounts due under the applicable underlying securities when the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayments, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, according to the terms of the applicable underlying securities. Any guarantee shall be unconditional irrespective of the validity or enforceability of the applicable underlying security, any change or amendment thereto or any other circumstances that may otherwise constitute a legal or equitable discharge or defense of a guarantor. However, we will not waive presentment or demand of payment or notice with respect to the applicable underlying security unless otherwise provided in the accompanying prospectus supplement.

   We shall be subrogated to all rights of the issuer of the applicable underlying securities in respect of any amounts paid by us pursuant to the provisions of a guarantee, except to the extent otherwise stated in a prospectus supplement. The guarantee shall continue to be effective or reinstated, as the case may be, if at any time any payment made by the issuer of the applicable underlying security is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of GE, the issuer of the applicable underlying security or otherwise.

                                  ERISA MATTERS

   GE has subsidiaries that provide services to many employee benefit plans. GE and any direct or indirect subsidiary of GE may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA"), and a "disqualified person" under corresponding provisions of the Internal Revenue Code of 1986 (the "Code"), with respect to many employee benefit plans. "Prohibited transactions" within the meaning of ERISA and the Code may result if any offered securities are acquired by an employee benefit plan as to which GE or any direct or indirect subsidiary of GE is a party in interest, unless such offered securities are acquired pursuant to an applicable exemption. Accordingly, each purchaser and each transferee using the assets of a plan subject to ERISA or Section 4975 of the Code to acquire the offered securities will be deemed to have represented that the acquisition and continued holding of the offered securities will be covered by a Department of Labor prohibited transaction class exemption. Any employee benefit plan or other entity to which such provisions of ERISA or the Code apply proposing to acquire the offered securities should consult with its legal counsel.

                              PLAN OF DISTRIBUTION

   We may sell the offered securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

BY AGENTS

   If we sell securities through agents designated by us, unless indicated in the prospectus supplement, the agents will agree to use their best efforts to solicit purchases for the period of their appointment.

BY UNDERWRITERS OR DEALERS

   If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless otherwise indicated in the prospectus supplement, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement if any of the securities are purchased. The underwriter may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

   If we use dealers in the sale of the securities, we will sell the securities to the dealer as principal. The dealer may resell the securities at varying prices determined at the time of resale.

BY US

   If we sell securities directly, no agents or underwriters will be involved.

GENERAL INFORMATION

   Underwriters, dealers, agents or direct purchasers that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions that we pay to them and any profit on their resale of the offered securities may be treated as underwriting discounts and commissions under the Act.

   We may have agreements with the underwriters, dealers and agents who participate in the sale of offered securities to indemnify them against certain civil liabilities, including liabilities under the Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

   In connection with underwritten offerings of securities, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

   o A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

   o A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

   o A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

   These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise. Underwriters are not required to engage in any of these activities, or to continue the activities if commenced.

   We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase offered securities which will be paid for and delivered on a future date specified in the prospectus supplement. The obligations of any purchasers under these delayed delivery and payment arrangements will be subject to only limited conditions which will be specified in the prospectus supplement.

   The offered securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurances can be given that there will be a market for any of the offered securities.

   One or more of the underwriters, and/or one or more of their respective affiliates, may be a lender under our credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates in the ordinary course of business.

NASD REGULATIONS

   GECC Capital Markets Group, Inc. is an affiliate of GE and may participate as an underwriter in the distribution of securities issued pursuant to this prospectus. Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. imposes certain requirements when an NASD member such as GECC Capital Markets Group, Inc. distributes an affiliated company's securities. GECC Capital Markets Group, Inc. has advised GE that any offering in which GECC Capital Markets Group, Inc. acts as an underwriter will comply with the applicable requirements of Rule 2720.

   The maximum compensation we will pay to underwriters in connection with any offering of the securities will not exceed 8% of the maximum proceeds of such offering. All post-effective amendments or prospectus supplements disclosing the actual price and selling terms of each offering of the securities will be submitted to the NASD Corporate Financing Department at the same time they are filed with the SEC. The NASD Corporate Financing Department will be advised if, subsequent to the filing of any offering of the securities, any of our 5% or greater shareholders is or becomes an affiliate or associated person of an NASD member participating in the distribution of such securities. All NASD members participating in offerings of the securities understand the requirements that have to be met in connection with SEC Rule 415 and Notice to Members 88-101.

                                  LEGAL MATTERS

   Unless otherwise specified in the prospectus supplement accompanying this prospectus, Robert E. Healing, Corporate Counsel of GE, and Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019, will provide opinions regarding the validity of the securities. Robert E. Healing beneficially owns or has rights to acquire an aggregate of less than 0.01% of common stock of GE. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel.

                                     EXPERTS

   KPMG LLP, independent certified public accountants, audited GE's consolidated financial statements as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002. GE's Current Report on Form 8-K filed April 10, 2003 includes these financial statements and the auditors' report. The audit report covering the December 31, 2002 consolidated financial statements refers to changes in the methods of accounting for goodwill and other intangible assets and for stock-based compensation in 2002, and changes in the methods of accounting for derivative instruments and hedging activities and impairment of certain beneficial interests in securitized assets in 2001. This prospectus incorporates the financial statements and report by reference, relying on KPMG LLP's authority as experts in accounting and auditing.

                      [This Page Intentionally Left Blank.]

================================================================================


                               119,385,000 SHARES



                                [Graphic Omitted]




                            GENERAL ELECTRIC COMPANY


                                  COMMON STOCK

                          ----------------------------
                              PROSPECTUS SUPPLEMENT
                          ----------------------------

                                 MORGAN STANLEY
                                    CITIGROUP
                               GOLDMAN, SACHS &CO.
                                    JPMORGAN

                          ----------------------------

                         BANC OF AMERICA SECURITIES LLC
                                   BNP PARIBAS
                           CREDIT SUISSE FIRST BOSTON
                            DEUTSCHE BANK SECURITIES
                                      HSBC
                                 LEHMAN BROTHERS
                               MERRILL LYNCH & CO.
                               UBS INVESTMENT BANK

                          ----------------------------

                                    BANCA IMI
                            BLAYLOCK & PARTNERS, L.P.
                            LOOP CAPITAL MARKETS, LLC
                         UTENDAHL CAPITAL PARTNERS, L.P.
                        THE WILLIAMS CAPITAL GROUP, L.P.





                                  MARCH 8, 2004

================================================================================